Exhibit (r)(1)

KKR INCOME OPPORTUNITIES FUND

KKR CREDIT OPPORTUNITIES PORTFOLIO

CODE OF ETHICS

Amended as of December 2019

A.	Policy

Overview: Rule 17j-l under the 1940 Act (the “Rule”) requires, in part, that KKR Income Opportunities Fund (“KIO”) and KKR Credit Opportunities Portfolio (“KCOP”), (each a “Fund” and collectively, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Adviser must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as defined herein in Section B.2) from engaging in any conduct prohibited under the Rule. The Boards of Trustees (the “Board”) of the Fund advised by KKR Credit Advisors (US) LLC (the “Adviser”) has adopted a code of ethics under the Rule with respect to the personal trading activities of persons deemed to be Access Persons (this “Code of Ethics”).

1.

Statement of Policy: No Access Person of the Fund shall, employ any device, scheme or artifice to defraud the Fund, make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; engage in any act or practice or course of business that operates or would operate as a fraud or deceit on the Fund; or engage in any manipulative practice with respect to the Fund.

In furtherance of the foregoing:

With respect to his or her personal investment activities, every Access Person must place the interests of the Fund above personal interest. All personal securities transactions of each Access Person must be conducted in a manner so as to avoid any actual or potential conflict of interest or any abuse of the person’s position. Without limitation, no Access Person shall take inappropriate advantage of his or her position by utilizing confidential or proprietary information of the Fund or the Adviser for personal benefit.

Every Access Person shall comply with all U.S., foreign, state and local laws, rules and regulations applicable to the operations of the Fund and the Adviser, including, without limitation, the U.S. federal securities laws.

2.

The Fund’s Code of Ethics: This Code of Ethics covers all persons that are Access Persons of the Fund advised by the Adviser. The Fund must use reasonable diligence and institute procedures, as set forth in this Code of Ethics to prevent violations of this Code of Ethics provided, however, to the extent that any such individuals are subject to compliance with the procedures set forth in the Adviser’s Code Of Ethics, as may be amended or supplemented from time to time (the “Adviser’s Code of Ethics”), which by this reference is incorporated herein, compliance by such individuals with the provisions and procedures of the Adviser’s Code of Ethics constitutes compliance with the procedural requirements for such individuals of this Code of Ethics.

3.

Section 16 Trading Policies and Procedures. As set forth in Appendix A, the Policies and Procedures for Trading in Securities of the Funds by Trustees, Section 16 Officers and Fund officers (“Section 16 Trading Policies and Procedures”) supplement the Code of Ethic requirements for Access Persons of the Fund.

B.	Operating Procedures And Responsible Parties

1.	Board Approval and Fund Certifications: With respect to the Fund, the Adviser has provided or shall provide to the Board of such Fund for review:

a.

Initial Certification: Prior to Board approval of this Code of Ethics by the Fund, certifications, signed by the necessary and appropriate persons, certifying that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

b.

Annual Certifications: an annual certification signed by the necessary and appropriate persons, reaffirming that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

c.

Quarterly Report: a quarterly report describing any issues that arose during the past quarter under this Code of Ethics, such as material violations, sanctions and significant conflicts of interest that have been identified and remedial steps taken, if any.

d.

Basis of Board Approval for the Code of Ethics or the Code of Ethic’s Amendments: The Board must base its approval of this Code of Ethics, or any material amendment to this Code of Ethics, on a determination that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

e.

Board Approval is Required within Six Months of Amendments to the Code: The Board must approve any material amendments to this Code of Ethics within six months of the amendment. It is the Fund’s practice to obtain Board approval to any material amendments prior to their adoption whenever possible. The Adviser coordinates Board review of amendments for approval.

2.	Access Persons: Access Persons of the Fund include all Trustees of the Fund, Section 16 Officers and Fund officers (collectively, the “Access Persons”).[1]

The Adviser:

a.	maintains a current list of all Access Persons of each Fund;

b.	provides each Access Person with a copy of this Code of Ethics and informs each Access Person of his or her duties under this Code of Ethics; and

c.	obtains annual certifications from all Access Persons who certify that they have:

i.	read, understood and recognize that they are subject to the Code of Ethics, and

ii.	complied with the requirements of the Code of Ethics.

3.	Review and Maintenance of Securities Transactions and Holdings Reports:

4.	The Adviser:

a.

reviews all quarterly securities transactions and holdings reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review; and

b.

reviews all initial and annual securities position reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review.

5.

Reporting by Independent Trustees. Any Trustee of the Fund who is not an “interested person” (as that term is defined by Section 2(a)(19) of the Investment Company Act) of the Fund (an “Independent Trustee”) is required to report only those transactions in an account owned by him or

[1]	Employees of the Adviser that are not “Access Persons” of the Funds will be subject to the Adviser’s Code of Ethics her, or in his or her name, or in which he or she has a beneficial interest (his or her “Personal Account”) in an investment instrument or interest that at the time such Independent Trustee knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was being considered for purchase or sale by a client of the Adviser during the fifteen (15) calendar day period immediately before or after the date of the Independent Trustee’s transaction. No report will be required from an Independent Trustee for any quarter in which an Independent Trustee has only exempt transactions to report.

6.

Reporting of Violations and Sanctions: The Adviser conducts such inspections or investigations as are reasonably required to detect and report any apparent violations of this Code of Ethics to the CCO of the Fund. The CCO reports such violations, and sanctions imposed, to the respective Fund’s Board, when appropriate. Sanctions for any violation of this Code of Ethics by an Independent Trustee of the Fund will be determined by a majority vote of other Independent Trustees of the Fund

7.	Disclosure: The Adviser is responsible for disclosing the provisions of this Code of Ethics in the Fund’s registration statement in accordance with Form N-1A or Form N-2, as the case may be.

APPENDIX A:

SECTION 16 TRADING POLICIES AND PROCEDURES

KKR INCOME OPPORTUNITIES FUND

KKR CREDIT OPPORTUNITIES PORTFOLIO

POLICIES & PROCEDURES FOR COMPLIANCE WITH SECTION 16 OF THE

SECURITIES EXCHANGE ACT OF 1934

I.    INTRODUCTION

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires Insiders (as defined below) to timely file statements with the Securities and Exchange Commission (the “SEC”) disclosing their status as an Insider subject to Section 16 and their beneficial ownership, and any changes in such ownership, of a company’s shares. Section 30(h) of the Investment Company Act of 1940, as amended (the “1940 Act”), imposes the requirements of Section 16 of the 1934 Act on Insiders of closed-end funds such as the closed-end funds registered under the 1940 Act (each, a “Fund” ) advised by KKR Credit Advisors (US) LLC (the “Adviser”).

The Funds have adopted and implemented these policies and procedures to provide for the disclosure of ownership holdings of Fund shares and trading of Fund shares by “Fund Insiders” (as defined below). In addition to reporting obligations, all Insiders (including Fund Insiders) are subject to liability for short-swing trading violations under Section 16(b) of the 1934 Act.

II.    WHO IS AN INSIDER?

“Insiders” of a Fund include:

•	any person who is directly or indirectly the beneficial owner of more than ten percent of the outstanding securities of a Fund;

•	Fund Trustees;

•	Fund officers;[2]

•	the Adviser; and

[2]

For purposes of the foregoing, officers of a registered closed-end investment company include “its president, principal financial officer, principal accounting officer or controller (if any), any vice president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, and any other person who performs similar policy-making functions.” Rule 16a-1(f) under the 1934 Act. The term “policy-making function” is not intended to include policy-making functions that are not significant. See Note to Rule 16a-1(f).

•	any affiliated person of the Adviser.[3]

“Fund Insiders” include all of the above categories except for persons who are directly or indirectly the beneficial owner of more than ten percent of the outstanding securities of a Fund.

III.    REPORTING REQUIREMENTS

A.	Beneficial Ownership

A “Beneficial Owner” means, for all purposes under Section 16 other than calculating ten percent ownership,4 any person who, directly or indirectly, has the opportunity to share in any profit derived from a transaction in Fund shares. The following are common examples of direct and indirect beneficial ownership:

(1)    Direct Beneficial Ownership. For Section 16 reporting purposes, securities are deemed to be beneficially owned directly by the Insider if the securities are held: in the name of the Insider; in the name of a bank, broker or nominee for an account of the Insider; or as joint tenants, tenants in common, tenants by the entirety, or as community property.

(2)    Indirect Beneficial Ownership. For Section 16 reporting purposes, an Insider may have, indirectly, the opportunity to share in any profit derived from a transaction in Fund shares through any contract, understanding, relationship or otherwise. This may include Fund shares owned by one’s spouse or other immediate family5 sharing the same household, and Fund shares held by a trust, estate or other entity in which one has an interest or is otherwise affiliated.

[3]

While “affiliated persons” of an investment adviser, as defined by Section 2(a)(3) of the 1940 Act, would ordinarily include any director, officer, employee or greater than 5% owner of the adviser, the staff of the SEC’s Division of Investment Management has taken the position that the definition of “officer” in Rule 16a-1(f) under the 1934 Act (which is set forth in footnote 1 above) should also be used to determine which officers of an investment adviser should be considered Fund Insiders. The consequence of the SEC’s position is that the only officers of an investment adviser who are considered Fund Insiders are those who perform a policy-making function in connection with the adviser’s management of the investment company or whose duties and responsibilities provide them with access to confidential information about the investment company. Investment Company Institute, SEC No-Action Letter (June 12, 1991). The SEC staff has taken a similar position with respect to other affiliated persons of the adviser, taking the position that they are not Fund Insiders unless they are functioning as officers of the adviser or the investment company or are 10% owners of the investment company. In the Matter of ML Convertible Securities Inc., Release No. IC-16345 (1988). Further, Rule 30h-1 under the 1940 Act exempts employees of the investment adviser from the Section 16 filing obligation if they are not otherwise officers.

[4]	For purposes of the ten percent ownership calculation, a beneficial owner is any person who is deemed a beneficial owner under Section 13(d) of the 1934 Act.
[5]

The term “immediate family” includes the Insider’s spouse, children, grandchildren, siblings, parents, grandparents, and in-laws (but no aunts and uncles or nieces and nephews), regardless of whether the relationship arises by blood, marriage, or adoption.

B.	Statements to be Filed by Insiders

(1)    Initial Statement of Beneficial Ownership of Securities on Form 3. Upon becoming an Insider, Section 16(a) requires that Insider to file a Form 3 electronically within 10 days (not business days) after the person becomes an Insider (i.e., within 10 days of becoming a Trustee or officer of the Funds or a partner or officer of the Adviser). Even if no Fund shares are owned, an Insider must file a Form 3 and report that no Fund shares are owned.

(2)    Statement of Changes in Beneficial Ownership on Form 4. To keep an Insider’s ownership holdings current, Section 16(a) requires an Insider to report on Form 4 changes in the person’s beneficial ownership, unless the transaction(s) prompting the filing is otherwise exempt from reporting under Section 16 and the rules thereunder. If the transaction(s) must be reported pursuant to Section 16, as of the date of the filing, the Form 4 must contain details of the transaction(s) and the total amount of Fund shares beneficially owned by the Insider. Form 4 must be electronically filed within two business days of the date of execution of a transaction.

(3)    Annual Statement of Changes in Beneficial Ownership of Securities on Form 5. Section 16(a) requires Insiders to electronically file on Form 5 details of any transactions and total beneficial ownership not previously reported on Forms 3 or 4.6 If all of the Insider’s reportable transactions and holdings have been reported, the Insider is not required to file a Form 5. Form 5 must be electronically filed within 45 days after the end of a Fund’s fiscal year.

C.	Process for Completing Forms 3, 4 and 5 for Fund Insiders

(1)    Powers of Attorney. Each Fund Insider may execute a power of attorney authorizing designated attorneys of the Adviser to file the required reports with the relevant authorities on behalf of such Fund Insider.

(2)    Signatures on Forms 3, 4 or 5. Forms 3, 4 and 5 are required to be signed by a Fund Insider or a person authorized to sign on the Fund Insider’s behalf, for example, pursuant to a power of attorney. All powers of attorney or other authorization must be confirmed to the SEC in an attachment to the relevant Form, or in an amendment to the Form, as soon as practicable.

(3)    All Fund Insiders shall provide the information specified in VI.D below to facilitate the completion of the reporting Form.

[6]

Insiders reporting transactions that should have been filed on Form 4 may use Form 5 to report a delinquent transaction or holding (Form 4 may also be used to voluntarily report transactions earlier for those otherwise required on Form 5). The Insider is required to check a box in the upper left corner of Form 5 calling attention to the late filing. Insiders may report multiple transactions within a single Form 5; however, Insiders must report each late transaction separately, rather than aggregating transactions.

D.	EDGAR Access

All reports filed pursuant to Section 16(a) must be filed electronically with the SEC on the EDGAR system. As a result, each Fund Insider must obtain and maintain as current EDGAR access codes.7

IV.    SECTION 16(B): LIABILITY OF INSIDERS FOR SHORT-SWING PROFITS

A.	Purpose of Section 16(b) of the 1934 Act

Section 16(b) of the 1934 Act was enacted to prevent the unfair use of information that may have been obtained by an Insider as a result of the person’s relationship with the issuer. To that end, an Insider must disgorge any profit realized within any period of less than six months from any purchase and sale, or any sale and purchase, of Fund shares.

B.	Standard of Liability

Insiders are strictly liable for any profits they may realize from a short-swing transaction. There is a conclusive presumption that the Insider traded on the basis of inside information, or non-public information, when the short-swing transaction was executed. All that is necessary to establish liability under Section 16(b) is evidence of Insider status and that such person profited from a short-swing transaction.

V.    CEASING TO BE AN INSIDER

A person who has ceased to be an Insider need not file a statement solely for the purpose of disclosing that the person is no longer an Insider.

A.	Officers and Trustees

In the instance where a Trustee or officer executes a reportable transaction and immediately ceases to be an Insider, the person must report the transaction on Form 4 and check the exit box in the upper left corner of the first page of the Form. Transactions by a former officer or Trustee that occurred more than six months after the last reportable transaction while the person was an Insider are not required to be reported. However, a transaction that occurred within six months of ceasing to be an Insider is reportable, and could be subject to short-swing liability under Section 16(b).

B.	Ten Percent Owners

Unlike officers and Trustees, ten percent owners of Fund shares are not required to file reports concerning transactions that occur prior or subsequent to the period they are ten percent owners, provided that the person is not otherwise subject to Section 16 as an officer or Trustee.

[7]

Attorneys of the Funds may obtain EDGAR codes for any Fund Insider that does not already have them, and may assist in maintaining such codes. EDGAR access codes are unique to each Fund Insider, and must be used when filing Section 16(a) reports with respect to any issuer, including issuers other than the Funds.

VI.    CLEARANCE TO TRADE IN FUND SHARES

A.	Prior Notification to the Chief Compliance Officer of the Fund (the “Fund CCO”)

Prior to executing any trade in Fund shares, a Fund Insider must notify the Fund CCO of such Fund Insider’s intention to execute a purchase or sale of Fund shares. Such notification shall include, at a minimum, the following information:

(1)	The nature of the proposed transaction - purchase or sale of Fund shares;

(2)	The estimated number of shares and dollar amount of the transaction;

(3)	The proposed execution or completion date of the transaction; and

(4)	The name of parties involved in the transaction in addition to the Fund Insider.

B.	Clearances with respect to Blackout Periods and Short-Swing Transactions

Upon receipt of such information, in writing, from the Fund Insider, the Fund CCO will consider:

(1)

whether a blackout period is in effect for Fund Insiders with respect to Fund Insiders’ possession or deemed possession of material, nonpublic information, which would preclude Fund Insiders from trading in Fund shares; and

(2)

whether, based upon the information previously provided to the Fund CCO by a Fund Insider and without further inquiry by the Fund CCO or Fund counsel, the Fund Insider may face disgorgement liability under Section 16(b) as a result of the proximity of sales and purchases, or purchases and sales, of Fund shares by the Fund Insider, if the Fund Insider proceeds with the transaction in Fund shares.

C.	Pre-clearance of Transaction

Upon receipt in writing of both clearances referenced in VI.B. above in the affirmative, a Fund Insider may effect the proposed trade in Fund shares.

D.	Notification After Completion of Transaction

Immediately after the completion of a transaction in Fund shares, a Fund Insider must notify, in writing, the Fund CCO of the following information:

(1)	The nature of the transaction - purchase or sale of Fund shares;

(2)	The number of Fund shares;

(3)	The execution date or dates of the transaction;

(4)	The market price or prices at which each block of Fund shares were purchased or sold; and

(5)	The names of parties involved in the transaction in addition to the Fund Insider.

E.	Responsibility for monitoring applicability of Section 16(b) and the 1934 Act to trades in Fund shares by Fund Insiders

The clearance provided by the Fund CCO in VI.B. above is provided as an accommodation to a Fund Insider and does not relieve a Fund Insider from any of the responsibilities or liabilities imposed upon Fund Insiders by Section 16(b) and more broadly by the 1934 Act nor does it establish any assumption of liability by the Fund CCO. It is the individual responsibility of a Fund Insider, and a Fund Insider’s personal financial and legal advisors, to maintain accurate records of the Fund Insider’s trades in Fund shares and determine whether a Fund Insider will face disgorgement or other liabilities under the 1934 Act by the execution of trades by a Fund Insider in Fund shares.

VII.    MONITORING

The Fund CCO shall regularly monitor all Section 16 reporting activity.

VIII.    RECORD RETENTION

The Fund CCO shall maintain all reports required to be filed pursuant to Section 16(a) for a period of at least five years from the date of such filing with the SEC.

Date: September 14, 2012

Revised: December 13, 2019